UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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QUALITY DISTRIBUTION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

April 24, 2015

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Quality Distribution, Inc., which will be held on Thursday, May 28, 2015, beginning at 8:00 a.m. Eastern Time. The meeting will be held at the Hilton Garden Inn located at 10309 Highland Manor Drive, Tampa, Florida, 33610. The purpose of the meeting is to consider and vote upon the proposals explained in the accompanying notice of annual meeting of shareholders and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2014 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2014.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope, or by voting by telephone or over the internet in accordance with the instructions included on the enclosed proxy card. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Gary R. Enzor

Chairman and Chief Executive Officer

Enclosures

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 28, 2015

The annual meeting of shareholders of Quality Distribution, Inc. (the “Company”) will be held on Thursday, May 28, 2015, at 8:00 a.m. Eastern Time at the Hilton Garden Inn, located at 10309 Highland Manor Drive, Tampa, Florida 33610 for the following purposes:

(1)	to elect five directors;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2015;

(3)	to cast an advisory vote to approve the compensation of the Company’s named executive officers; and

(4)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 10, 2015, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

John T. Wilson

Corporate Secretary

Tampa, Florida

April 24, 2015

IMPORTANT

To ensure that your shares are represented at the annual meeting, whether or not you plan to attend, please vote by proxy using the internet or telephone or by completing, signing, dating, and returning the enclosed proxy card in the envelope provided at your earliest convenience. This will ensure that your vote will be counted at the meeting. Promptly voting using the internet or telephone or completing, signing, dating and returning the proxy card will save the Company the expense and effort of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for the purpose of returning your proxy card. Sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. “Street name” shareholders who wish to vote in person will need to obtain a proxy from the person in whose name their shares are registered.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

You have received this proxy statement and the accompanying notice of annual meeting and proxy card as an owner of the common stock, no par value, of Quality Distribution, Inc., in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Quality Distribution’s 2015 annual meeting of shareholders.

Unless the context requires otherwise, references in this proxy statement to “Quality Distribution,” “QDI,” the “Company,” “we,” “us,” or “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2015 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about April 24, 2015.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	May 28, 2015 8:00 a.m. Eastern Time Hilton Garden Inn 10309 Highland Manor Drive Tampa, Florida 33610

Items to be Voted Upon	You will be voting on the following matters:

(1) the election of five directors;

(2) the ratification of the appointment of the Company’s independent registered certified public accounting firm;

(3) the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

(4) such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your shares of common stock if our records show that you held your shares as of the close of business on the record date, April 10, 2015. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 28,059,373 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on April 10, 2015, the record date for shareholders entitled to vote. In order to vote in person at the annual meeting, you must contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

Voting Shares in Fiduciary Account

If you hold your shares in “street name” and thus received this proxy statement from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares. It will then be your broker or fiduciary’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card or other instructions in the envelope provided by your broker or fiduciary, or utilize telephone or internet voting procedures if provided to you.

Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy from your broker or other fiduciary or the enclosed proxy card. Obtaining a legal proxy will cancel any voting directions you have previously given with respect to your shares.

Brokers generally may vote on routine matters, such as the ratification of an independent public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. The election of directors and the advisory vote to approve the compensation of our named executive officers are considered non-routine matters. Therefore, if you do not provide directions to your broker as to how you want your shares voted, your broker is not permitted to vote on those matters. If there is a non-routine matter presented to shareholders at the meeting and your broker or fiduciary does not receive instructions from you on how to vote on that matter, your broker or fiduciary may return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

Proxy Card	If your shares are not held in “street name”, we will vote your shares as you direct if you either vote using the internet or telephone in accordance with the instructions on the enclosed proxy card before the annual meeting or complete, sign, date and return your proxy card before the annual meeting. For the election of directors, you may vote “FOR” or “AGAINST” each nominee, or you may “ABSTAIN” from voting with respect to such nominee. For all other items of business, you may vote “FOR” or “AGAINST” the matter, or you may “ABSTAIN” from voting.

If you return your signed, dated proxy card but do not specify how you want to vote your shares, we will vote your shares:

• “FOR” the election of all five nominees for director identified under “Proposal 1: Election of Directors”;

• “FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2015;

• “FOR” the approval of the compensation of our named executive officers; and

• in our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the annual meeting by:

• submitting a new proxy with a later date by signing and returning a proxy card to the Company or voting by internet or telephone;

• attending the annual meeting and voting in person; or

•       sending written notice of revocation addressed to John T. Wilson, our Corporate Secretary, at the address of the Company.

If you hold your shares in “street name,” you must contact your bank, broker, or other nominee to revoke your proxy.

Quorum	A quorum is required to hold an annual meeting and conduct business. A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of our common stock.

Votes Required	Nominees for election as a director are elected if the number of votes cast in favor of a nominee exceeds the number of votes cast against that nominee’s election by the shares entitled to vote in the election at a meeting at which a quorum is present. All other matters scheduled to be presented at the meeting will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing it. The advisory vote on our executive officers’ compensation is not a binding action of our shareholders. Any other matters properly brought before the meeting will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our Amended and Restated Articles of Incorporation, as amended (our “Articles”), our Amended and Restated Bylaws, as amended (our “Bylaws”), or the Florida Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Florida corporate law, abstentions and broker non-votes are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes cast on a proposal and are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or any other matters scheduled to be presented at the meeting.

Solicitation	We will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have engaged D.F. King & Co. to assist us with the distribution and solicitation of proxies. We expect to pay D.F. King & Co. approximately $6,500 for its services. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Articles and our Bylaws provide that our Board shall comprise no less than one or more than 13 directors. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy holds office until the next annual meeting of shareholders and until the director’s successor is elected and qualified.

The Board has set the number of directors at, and our Board is currently composed of, five directors. Each of our directors is required to stand for re-election every year, and the Corporate Governance Committee has nominated all current directors to serve for the next term. Our Bylaws require that each director nominee in an uncontested election such as the 2015 annual meeting, where the number of nominees equals the number of directors to be elected, tender a contingent letter of resignation to our Board, which becomes effective if the director nominee fails to receive the requisite number of votes for re-election at a shareholders meeting and is accepted by the Board. Each nominee has provided the contingent letter of resignation that is required under our Bylaws. If elected at the annual meeting, each of the five nominees below would serve until the 2016 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, disability, resignation or removal.

For each director nominee in an uncontested election such as the 2015 annual meeting, the number of votes cast in favor of the nominee must exceed the number of votes cast against that nominee’s election by shares, present in person or represented by proxy and entitled to vote at the meeting, with a quorum present. In any contested election, directors would be elected by a plurality of the votes cast by shares, present in person or represented by proxy and entitled to vote at the meeting, with a quorum present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated. There are no family relationships among any of our directors or executive officers.

Nominees for Election for a One-Year Term Expiring at the 2016 Annual Meeting

Gary R. Enzor (52)  was appointed the Chairman of the Board of QDI in August 2013 and has served as a director since 2008. He has served as QDI’s Chief Executive Officer since June 2007 and as President of QDI since November 2005. Mr. Enzor joined QDI in December 2004 as Executive Vice President and Chief Operating Officer. Prior to joining QDI, Mr. Enzor held executive positions with Swift, Honeywell, Dell Computer and AlliedSignal, Inc. (now Honeywell International, Inc.). Mr. Enzor has served on the board of directors of USA Truck, Inc. since September 2014. Mr. Enzor provides QDI’s Board of Directors with an intimate knowledge of our operations as well as industry knowledge from his considerable experience in the transportation sector.

Richard B. Marchese (73)  has been a director of QDI since January 2004. Mr. Marchese served as QDI’s interim Chief Financial Officer from September through November 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation from 1989 until his retirement at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation. Mr. Marchese was also a director of TPC Group, Inc. until December 2012. Mr. Marchese brings extensive finance and operations experience to QDI. His experience as a director of public companies in various industries enables Mr. Marchese to bring a broad perspective to QDI’s Board.

Thomas R. Miklich (68)  has been a director of QDI since May 2005. He served as Vice President and Chief Financial Officer from July 2010 to April 2012 and served as Senior Advisor to the Chief Executive Officer until his retirement in July 2012, of Ferro Corp., a producer of specialty materials and chemicals. He was Chief Financial Officer of OM Group, Inc., a chemical company specializing in nickel and cobalt products, from 2002 until his retirement in 2004. Prior to that, he was Chief Financial Officer of Invacare Corporation from 1993 to 2002. Mr. Miklich was a director of United Agri Products from 2004 until its sale in 2007. He was a director of Titan Technology Partners, a privately held IT consulting firm, from 2004 until 2007 and its CFO from 2005 until 2007. He is a director of Noranda Aluminum Holding Corporation. Mr. Miklich is a CPA (inactive) and an attorney (inactive). Mr. Miklich can provide the Board with valuable insight into the environment our customers face as he has over 30 years of diverse financial and legal experience with mid-to-large capitalization public companies, including those in the chemical industry.

Annette M. Sandberg (53)   has been a director of QDI since January 2013. Since April 2006, Ms. Sandberg has served as a principal of TransSafe Consulting, LLC, which provides consulting services relating to regulatory policy compliance, implementation and management of complex transportation and safety programs. In May 2014, Ms. Sandberg was appointed to serve on the Board of Directors for the American Transportation Research Institute. Since December 2010, she has also served as of counsel at Scopelitis Garvin Light Hanson & Feary, P.C. Ms. Sandberg served from February 2009 to September 2014 as a member of the Board of Trustees of Central Washington University. Ms. Sandberg was Interim President of the National Industrial Transportation League from January 2008 until June 2008. She was the Administrator of the Federal Motor Carrier Safety Administration from August 2003 to April 2006. She also served as Deputy Administrator of the National Highway Traffic Safety Administration from February 2002 until November 2002. Prior to that, Ms. Sandberg was Chief of the Washington State Patrol for six years. Ms. Sandberg provides the Board with substantial knowledge of the regulation of the transportation and logistics sectors as well as broad experience in the public sector.

Alan H. Schumacher (68)  was appointed Lead Independent Director of the Board of QDI in August 2013 and has been a director of QDI since May 2004. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 to July 2012. From 1977 to 2000, he served in various financial positions at American National Can and American National Can Group, the last four years serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is a director of Albertsons LLC, Blue Bird Corporation, BlueLinx Holdings, Inc., EVERTEC, Inc., and Noranda Aluminum Holding Corporation. With his years of financial reporting experience, including service as a Chief Financial Officer and on other public company audit committees, Mr. Schumacher provides the Board of Directors with experience in oversight of financial reporting and internal controls.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Director Compensation Table for 2014

In 2014, each of QDI’s then-serving non-employee directors received a cash retainer of $50,000, paid in quarterly installments, and awards of restricted stock of $52,500 in value. Mr. Enzor, as an employee of the Company, does not receive any additional compensation for serving on the Board. During 2014, non-employee directors chairing Board or committee meetings received meeting attendance fees of $2,500 per meeting. Non-employee directors attending such Board or committee meetings and not acting as chair received meeting attendance fees of $1,500 per meeting. In addition, each director who also served as the chair of a committee, lead independent director, or chair of the Board of Directors receives an additional cash retainer of $12,500 per such position, also paid in quarterly installments. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance. The table below sets forth total compensation paid for non-employee directors for their service during 2014. All individuals served as QDI’s directors throughout 2014.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Richard B. Marchese(3)	95,000	52,500	147,500
Thomas R. Miklich(4)	126,000	52,500	178,500
Annette M. Sandberg(5)	91,500	52,500	144,000
Alan H. Schumacher(6)	135,500	52,500	188,000

(1)	Because Mr. Enzor was a named executive officer in 2014, his compensation is reflected in the accompanying summary compensation table. Mr. Enzor received no additional compensation for his service as a director.
(2)	Stock Award amounts equal the aggregate grant date fair value pursuant to ASC 718 for restricted stock grants in 2014. The assumptions used in determining the compensation expense under ASC 718 can be found in Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Mr. Marchese was awarded 3,500 shares of restricted stock on January 22, 2014. This grant vested 50% on January 2, 2015 and the remaining 50% will vest on January 2, 2016. As of December 31, 2014, Mr. Marchese had outstanding 7,551 shares of restricted stock.
(4)	Mr. Miklich was awarded 3,500 shares of restricted stock on January 22, 2014. This grant vested 50% on January 2, 2015 and the remaining 50% will vest on January 2, 2016. As of December 31, 2014, Mr. Miklich had outstanding 7,551 shares of restricted stock and 10,000 options to purchase common stock, all of which were exercisable.
(5)	Ms. Sandberg was awarded 3,500 shares of restricted stock on January 22, 2014. This grant vested 50% on January 2, 2015 and the remaining 50% will vest on January 2, 2016. As of December 31, 2014, Ms. Sandberg had outstanding 7,551 shares of restricted stock.
(6)	Mr. Schumacher was awarded 3,500 shares of restricted stock on January 22, 2014. This grant vested 50% on January 2, 2015 and the remaining 50% will vest on January 2, 2016. As of December 31, 2014, Mr. Schumacher had outstanding 7,551 shares of restricted stock and 25,000 options to purchase common stock, all of which were exercisable.

For 2015, cash compensation to be paid to our directors other than Mr. Enzor will follow the same structure as in 2014. Also as in 2014, in addition to cash compensation, our directors other than Mr. Enzor are entitled to receive for 2015 a grant of restricted stock of $52,500 in value. These grants were made on January 22, 2015 and each such award vests in two equal installments on January 2, 2016 and January 2, 2017.

CORPORATE GOVERNANCE

Principles and Governance Guidelines

The Board has adopted and adheres to Corporate Governance Guidelines and a Code of Conduct that the Board and senior management believe represent sound practices. We have a longstanding belief that ethical behavior and respect for the law are fundamental to our culture and our business practices. It is the foundation of the policies and practices of our Code of Conduct that our Company be managed with integrity and in our shareholders’ best interests. We are committed to conducting our business in strict compliance with both the letter and the spirit of the law and with the highest standards of professional and ethical conduct. Each director, officer and employee is responsible for conducting our business in adherence to these high standards. The Corporate Governance Guidelines reflect our Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level. These guidelines set forth non-binding principles for the operation of our Board and its committees as well as strategic and leadership development goals.

Director Independence

A majority of our Board of Directors is comprised of independent directors under the NASDAQ Rules. Our independent directors are Messrs. Marchese, Miklich, and Schumacher and Ms. Sandberg. It is expected that a majority of our Board of Directors will continue to be comprised of independent directors under the NASDAQ Rules following the annual meeting. The determination of director independence by our Corporate Governance Committee and our Board were made in light of the NASDAQ Listing Rules, SEC regulations and company policy.

Only independent directors currently serve on our Audit Committee, Corporate Governance Committee and Compensation Committee. It is expected that only independent directors will serve on these committees immediately following the annual meeting.

Leadership Structure

We believe that the Board’s leadership structure at any time should reflect both the Company’s needs as well as the unique talents and availability of the Board’s members. Our Chairman of the Board and Chief Executive Officer roles have been filled variously by a single individual or two individuals during the last decade. Since August 2013, Mr. Enzor has held both positions. Following the resignation of our then-Chairman from the Board in August 2013, the Board evaluated the appropriateness of the continued separation of the positions of Chairman and Chief Executive Officer and determined that, in light of Mr. Enzor’s years of experience both with the Company and within the trucking industry, the Company would be best served by naming Mr. Enzor Chairman of the Board as well as Chief Executive Officer. A number of factors support this leadership structure, including, among others:

•	The Board believes having Mr. Enzor serve in both capacities allows him to more effectively execute QDI’s strategic initiatives and business plans;

•	Mr. Enzor’s long tenure with and extensive knowledge of the Company make him ideally suited to lead; and

•

The combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board, and the independent leadership provided by our lead independent director and independent committee chairs.

Because the offices of the Chairman of the Board and the Chief Executive Officer are held by the same person, our independent directors elect a lead independent director to facilitate the independence and functioning of the Board as contemplated by our Corporate Governance Guidelines. Mr. Schumacher currently serves as the lead independent director. Our lead independent director has broad authority, including calling special meetings of the Board, presiding at executive sessions of the independent directors, attending meetings of any Board committee on which he is not otherwise a member, and recommending to the Board the retention of independent legal, financial or other advisors who report directly to the Board on board-wide issues. This leadership structure may change in the future if the Board determines that is in the best interest of the Company.

Risk Oversight

We face a variety of risks, including operational, liquidity, information technology, legal and credit risks, and risk oversight plays a role in all major Board decisions. The Board oversees our risk management process and reviews the risks we face on an ongoing basis. It has designated the Audit Committee to oversee the risk management process. In this regard, one of the Audit Committee’s responsibilities involves overseeing our policies regarding risk assessment and risk management of our internal controls and financial reporting. In addition, the Audit Committee oversees the Company’s Enterprise Risk Management Committee (made up of members of management), which meets regularly to identify and address significant risks. The Compensation Committee evaluates risks associated with our compensation policies and procedures.

Board Meetings and Committees

The Board has an Audit Committee, a Corporate Governance Committee and a Compensation Committee. All of the directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2014. Under our Corporate Governance Guidelines, our directors are encouraged but not required to attend the annual shareholders meeting. All of our directors attended the 2014 annual shareholders meeting.

Our independent directors meet regularly in executive session, outside the presence of Mr. Enzor or any other member of management, and did so regularly during 2014 with Mr. Schumacher presiding over these sessions as lead independent director. The tables below indicates our committee membership.

	Audit	Corporate Governance	Compensation
Richard B. Marchese	Member		Member
Thomas R. Miklich	Member	Member	Chair
Annette M. Sandberg		Chair
Alan H. Schumacher	Chair	Member	Member

The table below indicates how many times the Board and each committee met in 2014:

	Board	Audit	Corporate Governance	Compensation
Number of Meetings	17	7	5	9

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee also oversees the audit activities of our independent registered certified public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered certified public accounting firm is independent of management. Our Board of Directors has determined that Mr. Schumacher, the Chairman of the Audit Committee for more than a decade, is an “audit committee financial expert” as defined by SEC rules. All of the members of the Audit Committee are independent as defined by NASDAQ and SEC rules. The Audit Committee has a written Audit Committee Charter which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Corporate Governance Committee

The Corporate Governance Committee identifies, evaluates and recommends potential Board and Committee members and evaluates the compliance by director nominees with requirements for nominees in our Bylaws. The Corporate Governance Committee also develops and recommends to the Board corporate governance guidelines. All members of the Corporate Governance Committee are independent as defined by NASDAQ and SEC rules. The Corporate Governance Committee has a written Corporate Governance Committee Charter, which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Compensation Committee

The Compensation Committee administers our compensation program, sets our compensation policies and the forms and amounts of compensation provided to our directors and officers and evaluates the risks associated with our compensation policies. The Compensation Committee is responsible for the review and determination of salary, equity incentive and non-equity incentive matters for our executive officers as well as other officers and employees. Although management does not participate in the Compensation Committee’s deliberations, the Compensation Committee considers management’s recommendations. In addition, the Compensation Committee reviews and determines stock-based compensation for our directors and administers our equity incentive plans. All of the members of the Compensation Committee are independent as defined by NASDAQ and SEC rules. The Compensation Committee has a written Compensation Committee Charter, which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Availability of Corporate Governance Guidelines, Committee Charters, and Codes of Ethics and other information

Copies of our (i) Corporate Governance Guidelines, (ii) charters for our Audit Committee, Compensation Committee and Corporate Governance Committee, and (iii) Code of Conduct are available at our Internet website at www.qualitydistribution.com under “Investors – Corporate Governance.” We regularly post or otherwise make available information on the Investor Relations section of our website that may be important to investors. Information on or linked from our website does not constitute a part of this proxy statement and is not incorporated by reference into this proxy statement.

DIRECTOR NOMINATION PROCEDURES

The Corporate Governance Committee is responsible for recommending nominees for election to the Board of Directors. The Corporate Governance Committee has not mandated a specific diversity policy or any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather, the Corporate Governance Committee evaluates the total mix of experience and skills that the candidate offers, considers how a given candidate meets the Board’s current expectations for Board membership, evaluates the diversity of the nominee with existing directors as to perspective, background and outlook and makes a determination regarding whether a candidate should be recommended to the shareholders for election as a director. In recommending and selecting nominees for director, the Corporate Governance Committee has a policy of considering:

•

whether the candidate would be “independent” (as independence is defined in Rule 5605(a)(2) of the NASDAQ Rules), would meet the heightened independence requirements for service on the Audit and Compensation Committees and would not have a relationship which, in the opinion of the Corporate Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director

•

whether the candidate has the personal attributes for successful service on the Board, such as demonstrated character and integrity, experience at a strategy/policy setting level, high-level managerial experience in a relatively complex organization or experience dealing with complex problems, and a proven ability to work effectively with others

•	whether the candidate would be considered “financially literate” as described in applicable NASDAQ Rules or to be an “audit committee financial expert” as described in SEC regulations

•	whether the candidate has experience at policy-making levels in areas and/or industries that are relevant to the Company’s activities

•	whether the candidate possesses such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company

•	whether the candidate has sufficient time available to fulfill all Board and committee responsibilities

•	whether the candidate is affiliated with a competitor or potential competitor of the Company

•	whether any candidate who is an existing director continues to be suitable for continued service and

•	whether there are any other factors related to the ability and willingness of a candidate to serve on the Board.

Generally, nominees for director are identified and suggested to the Corporate Governance Committee by the members of the Board or management using their business networks and evaluation criteria they deem important. The Corporate Governance Committee would consider proper shareholder nominees for director, applying the same evaluation criteria to a shareholder candidate that are utilized for candidates recommended by management, other directors, an executive search firm or other sources.

In addition, our Corporate Governance Guidelines provide that no director is eligible to be nominated as a director after his or her 72nd birthday unless the Board, upon recommendation from the Corporate Governance Committee, waives this restriction on nomination eligibility for a specific nominee in such circumstances and subject to any conditions that the Board, upon recommendation from the Corporate Governance Committee, may deem appropriate. The Corporate Governance Committee considered this provision in connection with the nomination of Mr. Marchese for election at the 2015 Annual Meeting and determined it to be appropriate to waive this restriction with respect to Mr. Marchese for 2015.

Our Bylaws require that each director nominee in an uncontested election tender a contingent letter of resignation to our Board, which becomes effective if the director nominee fails to receive the requisite number of votes for re-election at a shareholders meeting and is accepted by the Board. Our Corporate Governance Guidelines call for our Board to consider and act upon any contingent resignation letter within 90 days after the date on which the results of the election are certified and to promptly disclose the Board’s decision and its reasons for the decision.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. This process is described in the Investor Relations section of our website at www.qualitydistribution.com.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2015 (based on shares of common stock outstanding), by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under those regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options and restricted stock units held by that person that are exercisable within 60 days after April 1, 2015, but excludes shares of common stock and restricted stock units underlying options held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class
Gary R. Enzor(1)(2)(3)(4)	496,310	1.75%
Joseph J. Troy(1)(2)(3)(5)	215,560	*
Scott D. Giroir(1)(2)(3)	77,864	*
Randall T. Strutz(1)(2)(3)	56,230	*
John T. Wilson(1)(2)	36,925	*
Richard B. Marchese(1)(3)(6)(7)	72,937	*
Thomas R. Miklich(1)(3)(6)	52,506	*
Annette M. Sandberg(1)(6)	18,235	*
Alan H. Schumacher(1)(3)(6)(8)	110,445	*
All current executive officers and directors as a group (11 persons)(9)	1,200,303	4.18%
Blackrock, Inc.(10)	1,961,166	6.99%
Moab Capital Partners, LLC(11)	1,509,123	5.38%

*	Less than 1.0%
(1)	The business address for Messrs. Enzor, Troy, Giroir, Strutz, Wilson, Marchese, Miklich, and Schumacher and Ms. Sandberg is Quality Distribution, Inc., 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610.
(2)	The shares for our executive officers include restricted stock granted under the 2003 Restricted Stock Incentive Plan and the 2012 Equity Incentive Plan. As of April 1, 2015, Mr. Enzor has 23,412 unvested shares of restricted stock, Mr. Troy has 10,550 unvested shares of restricted stock, Mr. Giroir has 6,275 unvested shares of restricted stock, Mr. Strutz has 6,425 unvested shares of restricted stock and Mr. Wilson has 9,850 unvested shares of restricted stock. Performance shares and other restricted stock units granted to our executive officers are excluded as shares underlying the units are issued upon vesting and no restricted stock units vest within 60 days of April 1, 2015.
(3)

The shares for certain of our executive officers and directors include stock options that have vested as of April 1, 2015 or will vest within 60 days thereafter. Mr. Enzor has vested options for 330,260 shares, Mr. Troy has vested options for 138,463 shares, Mr. Giroir has vested options for 53,775 shares, Mr. Strutz has vested options for 39,175 shares, Mr. Wilson has vested options for 15,250 shares, Mr. Miklich has vested options for 10,000 shares and Mr. Schumacher has vested options for 25,000 shares.
(4)	Includes 8,078 shares beneficially owned by Mr. Enzor’s spouse.
(5)	Includes 66,547 shares owned by a trust for which Mr. Troy has beneficial ownership.
(6)	The shares for our non-employee directors include restricted stock granted under the 2003 Restricted Stock Incentive Plan and 2012 Equity Incentive Plan. As of April 1, 2015, Messrs. Marchese, Miklich, and Schumacher and Ms. Sandberg each has 7,383 unvested shares of restricted stock granted under the 2012 Equity Incentive Plan.
(7)	Includes 65,554 shares owned by a trust for which Mr. Marchese has beneficial ownership.
(8)	Includes 75,554 shares owned by a trust for which Mr. Schumacher has beneficial ownership.
(9)	The shares for all current executive officers and directors as a group include 662,965 options that have vested or will vest within 60 days of April 1, 2015, 88,731 unvested restricted shares and no shares underlying restricted stock units.
(10)

Based solely on information obtained from a Schedule 13G/A filed by Blackrock, Inc. with the SEC on or about January 29, 2015 and without independent investigation of the disclosure contained therein. The business address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055. Blackrock, Inc. beneficially owns 1,961,166 shares. Blackrock, Inc. has, through certain subsidiaries, the sole power to dispose of or to direct the disposition of 1,961,166 shares and has the sole power to vote or to direct the vote of 1,882,933 of such shares. We have no further information regarding the stock holdings of Blackrock, Inc. as of April 1, 2015, which holdings may differ significantly from the information reported in the table above.

(11)	Based solely on information obtained from a Schedule 13G filed jointly by Moab Capital Partners, LLC, Moab Partners, L.P. and Michael M. Rothenberg (collectively, the “Moab Holders”) with the SEC on February 2, 2015 and without independent investigation of the disclosure contained therein. Mr. Rothenberg is an owner and managing member of Moab Capital Partners, LLC, which is an investment adviser to Moab Partners, L.P. and to a separate account managed on a discretionary basis. The business address of the Moab Holders is 15 East 62nd Street, New York, New York 10065. Moab Capital Partners, LLC and Mr. Rothenberg beneficially own 1,509,123 shares with the sole power of disposition and voting of the shares. Moab Partners, L.P. beneficially owns 1,410,859 shares with the sole power of disposition and voting of the shares. We have no further information regarding the stock holdings of the Moab Holders as of April 1, 2015, which holdings may differ significantly from the information reported in the table above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to our named executive officers. For 2014, our named executive officers were:

•	Gary R. Enzor – Chairman and Chief Executive Officer

•	Joseph J. Troy – Executive Vice President and Chief Financial Officer

•	Scott D. Giroir – President – Boasso America Corporation

•	Randall T. Strutz – President – Quality Carriers

•	John T. Wilson – Senior Vice President, General Counsel and Secretary

Compensation Philosophy and Objectives

We are committed to providing a total compensation package that:

•	Allows us to attract, motivate and retain highly qualified executives;

•	Creates strong shareholder alignment and perspective within our executive management;

•	Links significant elements of our executive compensation to the achievement of strategically important operating and financial performance goals;

•	Balances short-term and long-term incentives to create a path of intermediate milestones to enhance long-term shareholder value without encouraging inappropriate risk taking;

•	Considers external market pay practices, based upon a relevant peer group (that is periodically reviewed for appropriateness), as one element in the overall compensation delivery decision.

Compensation Oversight

Our compensation program is administered by our Compensation Committee. Pursuant to its charter, the Compensation Committee is responsible for developing our overall compensation policies that seek to achieve company goals through the appropriate balance of cash and equity compensation. The Compensation Committee is responsible for reviewing and approving base salary and equity awards to executive officers, as well as our cash incentive compensation program.

Our Chief Executive Officer, with the assistance of our Executive Vice President and Chief Financial Officer, recommends annually to the Compensation Committee any salary adjustments and equity compensation awards for our officers. The Compensation Committee is responsible for making determinations for any salary adjustments and equity awards to executive officers. Although none of our executive officers participate in the Compensation Committee’s final deliberations, the Compensation Committee considers their recommendations. As with salary and equity compensation awards, management recommends annual cash incentive compensation targets. After considering management’s recommendations, the Compensation Committee approves performance targets for the cash-based management incentive compensation plan, and they are communicated to the entire Board as a part of our annual budget process.

Our shareholders presently have the annual opportunity to provide advisory approval of named executive officer compensation. Our Compensation Discussion and Analysis included in the proxy statement for our 2014 annual meeting described many of the material elements of our 2014 compensation program as this program differed significantly from material elements of our 2013 compensation program. At the 2014 annual meeting, our shareholders voted in favor of advisory approval of the disclosed compensation by approximately 99% of the votes cast. The Compensation Committee considered this vote an affirmation of current overall executive compensation policies, objectives, design and components as well as the committee’s practices. The Board and the Compensation Committee value the opinions of the Company’s shareholders with respect to compensation matters as with other matters and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider that vote, and the Compensation Committee will evaluate whether any actions are appropriate in response In addition, from time to time we receive recommendations from shareholders with respect to items to consider when developing our compensation programs. The Compensation Committee takes those recommendations under consideration along with the other factors described in these materials when developing its compensation programs.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant to advise it on matters related to the overall executive compensation and compensation design for our directors, officers and other members of management, including the named executive officers. In connection with its engagement of Meridian, the Compensation Committee considered various factors bearing upon Meridian’s independence, including the amount of fees received by Meridian from the Company as a percentage of Meridian’s total revenues, Meridian’s policies and procedures designed to prevent and mitigate conflicts of interest, and the existence of any business or personal relationships that could impact Meridian’s independence. After reviewing these factors and applicable SEC and NASDAQ rules, the Compensation Committee determined that Meridian could act as an independent consultant for the committee and provide unbiased and objective advice and that its work would not give rise to any conflict of interest. Meridian has not been retained to perform any consulting or advisory services for our management team. Following the appointment of Meridian, the Compensation Committee, with the assistance of Meridian, conducted a comprehensive review of the Company’s peer group, compensation philosophy, and compensation program and made various changes effective beginning with 2014 compensation that were designed to align the program with the compensation philosophy described above.

Design and Components of Executive Compensation

The total compensation package provided to each executive officer comprises base salary, cash incentive compensation, equity compensation and benefits. Each component is specific in its purpose and relevance to meeting the objectives of our executive compensation program. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management, the levels of management having the greatest ability to influence our performance, should be more performance-based than other levels of management. Our executive compensation program is designed to compensate the executive for job knowledge, individual expertise, individual performance, and increasing shareholder value through the achievement of short-term and long-term performance goals. The cash-based management incentive compensation plan provides financial stability and opportunities for higher pay levels tied to performance while the equity-based awards provide for recognition of long-term success and alignment with shareholder interests.

The Compensation Committee, with input from Meridian and management, utilized a peer group consisting of 24 publicly-traded companies that share common characteristics with the Company in terms of industry, revenues, or enterprise values, as well as other characteristics that the Compensation Committee believes to be appropriate for comparison purposes. The Company peer group for 2014 evaluations was:

Aegion Corporation	Air Transport Services Group, Inc.	American Railcar Industries, Inc.

Atlas Air Worldwide Holdings, Inc.	Basic Energy Services, Inc.	Celadon Group, Inc.

Covenant Transportation Group, Inc.	Echo Global Logistics, Inc.	Forward Air Corporation

L.B. Foster Company	H&E Equipment Services, Inc.	Horizon Lines, Inc.

Hub Group, Inc.	Key Energy Services, Inc.	Matrix Service Company

Matson, Inc.	Omnova Solutions Inc.	Park Ohio Holdings Corp.

Roadrunner Transportation Services Holdings, Inc.	Saia, Inc.	Universal Truckload Services, Inc.

Wabash National Corporation	Werner Enterprises, Inc.	XPO Logistics Inc.

The Compensation Committee reviews relevant market data, including peer group data, to evaluate whether our executive compensation is aligned with the competitive market. While the Compensation Committee did not target a specific percentile for all elements of the compensation plan in 2014, the Compensation Committee determined it was important to target total compensation (defined as base salary, target annual bonus and target long-term incentives) at a competitive range of the market median. However, the Compensation Committee continues to believe that market practice is only one of many factors that must be considered in determining compensation, and maintains the ability to adjust individual compensation above or below the market median based on various factors including individual performance, tenure, skills, experience, company performance, internal equity and the unique role of the individual within the organization. Using peer company proxy data for 2013, the Compensation Committee compared the Company’s named executive officers’ existing compensation elements to the peer group and determined that each named executive officer’s 2013 total target compensation was significantly below the 50th percentile of the peer group. The Compensation Committee believed that this significant difference could negatively impact the Company’s ability to retain executives and attract new executives. As a result, the Compensation Committee determined it to be appropriate to make adjustments to our executive compensation programs to remedy this in order to ensure that the Company is not at a competitive disadvantage in the attraction and retention of executive talent. At the same time, the Compensation Committee determined that for certain components of our executive compensation programs, as described below, it would be more appropriate to make adjustments to those programs in steps, rather than attempting to adjust those programs closer to the range of the 50th percentile of our peer groups in a single year. The Compensation Committee also believes that any such adjustments must be directly related to Company and executive performance.

Philosophy on Performance Based Compensation

Prior to 2014, only the Company’s annual cash-based management incentive program was tied directly to the achievement of performance objectives set by the Compensation Committee, with the remainder of the executive’s cash and equity-based compensation programs consisting of fixed salary, time-based restricted stock and time-based stock options, the value of which is dependent on the performance of the Company’s shares.

Following the Compensation Committee’s review of the Company’s compensation programs in 2014, the Compensation Committee redesigned the Company’s compensation program to incorporate into its equity incentive program both a time-based component and a component based on the achievement of multi-year performance objectives set by the Compensation Committee, as described in more detail below under “2014 LTIP”. The primary purpose of the modification was to increase the proportion of such compensation that is based on the achievement of performance objectives set by the Compensation Committee. We believe that equity awards that have multi-year performance periods and that vest over time enhance the stability of our senior management team and provide greater incentives for our named executive officers to remain at the Company, while at the same time increasing the alignment of management incentives with shareholder interests. While the value of stock options varies based upon the Company’s stock price, this value is not directly tied to the achievement of performance objectives identified by the Compensation Committee. The Compensation Committee has continued to follow this philosophy in its 2015 annual incentive program grants, as described in more detail below under “2015 LTIP”.

Also in 2014, the Company made certain stand alone equity grants described in more detail below under “Stand Alone Grants” that included a significant performance-based component, consistent with the Compensation Committee’s decision to increase the proportion of management compensation that is based on the achievement of performance objectives set by the Compensation Committee. For Messrs. Enzor and Troy those stand alone grants were entirely based on the achievement of multi-year performance objectives and, for Messrs. Giroir, Strutz and Wilson, included both time-based and performance-based components. This difference in components reflects the Committee’s belief that a greater proportion of the compensation of our most senior executives should be performance-based. As of March 31, 2015, no stand alone equity grants were made to named executive officers in 2015.

In applying these compensation programs to both individual and Company circumstances, the percentage of each executive’s compensation package that is based on the Company’s achievement of performance objectives set by the Compensation Committee varies by individual, and the Compensation Committee has the discretion to design compensation programs that provide for target-level performance-based compensation to be an amount greater than, equal to, or less than 50% of total annual compensation. The table set forth below reflects the enhanced focus on performance based compensation for 2014 as compared to 2013 by setting forth for each year the approximate percentage of each named executive officer’s compensation program that was based on the Company’s achievement of performance objectives set by the Compensation Committee. For 2014, the table sets forth such information both taking into account only components of compensation included in our annual compensation programs and taking into account the stand alone grants made in 2014.

Named Executive Officer	% of 2013 Annual Compensation Program that was Performance Based	% of 2014 Annual Compensation Program that was Performance Based	% of 2014 Compensation Program, including Stand Alone Grant, that was Performance Based
Gary R. Enzor	27%	48%	72%
Joseph J. Troy	22%	43%	74%
Scott D. Giroir	20%	39%	43%
Randall T. Strutz	21%	39%	43%
John T. Wilson	25%	39%	43%

For 2015, named executive officers’ compensation that is based on the Company’s achievement of performance objectives set by the Compensation Committee is consistent with the percentages reflected for 2014 in the column “% of 2014 Annual Compensation Program that was Performance Based”.

Executive Employment Agreements

The Compensation Committee periodically evaluates the appropriateness of entering into employment agreements or other written agreements with members of the Company’s management to govern compensation and other aspects of the employment relationship and has historically found it appropriate to enter into written employment agreements with its senior executives. All of the named executive officers are, or at the time of their employment were, parties to employment agreements with the Company. Those employment agreements include provisions related to the compensation and benefits payable to the executive including base salary, cash incentive target as a percentage of base salary, and in the case of the named executive officers, target annual equity incentive program grant values, as well as initial equity grant amounts and other compensation and benefit items.

Amendments to the employment agreements for each of the current named executive officers were executed in 2014 to reflect the compensation adjustments implemented by the Compensation Committee.

Base Salary

Base salary is the fixed-cash portion of executive officers’ compensation payable in even installments throughout the year. Base salary levels are assigned based on job responsibilities, personal performance, historical salary levels for the position, contractual minimum requirements, market information, internal equity considerations and other factors. Among the factors considered by the Compensation Committee in setting initial base salary levels and in subsequent annual reviews are the importance of the position to our business, the experience and background of the candidate, the level of compensation paid to similarly situated executives with peer companies, the level of compensation required to induce the executive, if a new hire, to leave his then-current position and the compensation paid historically to executives recruited for such position and, for existing employees, the individual’s contributions to the organization. As described above, following the Compensation Committee’s review, with the assistance of Meridian, of our executive compensation programs in 2014, the Compensation Committee determined that the compensation packages, including base salary levels, for many of our executives had fallen significantly below the 50th percentile of our peer group and that this position negatively impacted the Company’s ability to retain executives and attract new executives. At the same time, the Compensation Committee determined that with respect to the base salary component of executive compensation, it would be more appropriate to make adjustments over time, with no commitment as to future increases, in order to allow it to base any such increases on Company and individual performance in addition to factors such as peer group compensation programs. Taking these considerations into account, as part of the Compensation Committee’s redesign of our executive compensation program, the base salaries of all of our named executive officers were increased in 2014. The Compensation Committee continued this evaluation in 2015, again taking into account the results of its review of peer group executive compensation programs in 2014, as well as performance of the Company and the named executive officers in 2014, and implemented certain additional increases. The table below sets forth the base salaries for our named executive officers prior to the Compensation Committees review and redesign of our executive compensation programs in 2014, their base salaries for 2014 following the implementation of this redesign, and their 2015 current base salaries.

Named Executive Officer	Base Salary before March 1, 2014	Base Salary beginning March 1, 2014	Base Salary 2015
Gary R. Enzor	$410,000	$500,000	$550,000
Joseph J. Troy	$275,000	$300,000	$350,000
Scott D. Giroir	$220,000	$235,000	$265,000
Randall T. Strutz	$210,000	$265,000	$300,000
John T. Wilson	$250,000	$275,000	$287,500

Annual Cash-Based Management Incentive Plan

Our management personnel, including our named executive officers, participate in the Company’s annual performance-based, cash-based incentive program referred to as the Management Incentive Plan (“MIP”), which is designed to compensate executives and other employees based on achievement of annual corporate, business segment and individual goals. Under the MIP, each participant has the opportunity to earn a cash incentive amount that is contingent upon achieving the performance goals set by the Compensation Committee. Performance goals are established prior to or during the first quarter of the relevant fiscal year and reflect the Compensation Committee’s view of key indicators of Company success in light of the Company’s business priorities. The Compensation Committee establishes thresholds, target and maximum performance goals and related award levels for the Company and business segments based on the Company’s annual operating plan, as approved by our Board of Directors. The plan contains threshold and maximum amounts so that award amounts vary with the Company’s actual performance as long as minimum performance is achieved. For 2014 and 2015 the threshold award level established was 50% of the target award and the maximum award level was 200% of the target award.

Individual MIP awards are a function of an executive’s target cash incentive compensation and the applicable MIP. As set by their respective employment agreements, the 2014 MIP target award as a percentage of base salary for each of named executive officers is set forth below.

Named Executive Officer	2014 MIP Target Award as % of Base Salary
Gary R. Enzor	85%
Joseph J. Troy	60%
Scott D. Giroir	50%
Randall T. Strutz	50%
John T. Wilson	50%

The 2015 MIP target award as a percentage of base salary remains the same for each named executive officer as his 2014 MIP target award.

2014 MIP

For all participants, payout levels under the 2014 MIP were determined based on achievement of performance criteria established by the Compensation Committee for the Company (“Company Performance Criteria”), on the achievement of individual performance objectives established for the relevant participant (“Individual Performance Criteria”) and, in certain cases, on achievement of performance criteria established by the Compensation Committee for our individual business segments (a “Segment Performance Criteria”). For participants whose day-to-day responsibilities are not primarily associated with a particular business segment but rather with the Company as a whole, including Messrs. Enzor, Troy and Wilson, 80% of the potential award amount was to be evaluated based on achievement of the Company Performance Criteria and 20% of the target award was to be evaluated based on Individual Performance Criteria. For participants whose day-to-day responsibilities were primarily with respect to a particular business segment, including Messrs. Giroir and Strutz, 65% of the potential award amount was to be evaluated based on achievement of Segment Performance Criteria, 25% of the potential award amount was to be evaluated based on achievement of the Company Performance Criteria established for the Company as a whole, and 10% of the target award was to be evaluated based on Individual Criteria. Under this structure, Mr. Giroir was to be evaluated, in part, based on the performance of the intermodal business segment and Mr. Strutz was to be evaluated, in part, based on the performance of the chemical logistics business segment. In order for a participant to receive a payout with respect to the Individual Performance Criteria portion of such participant’s MIP in excess of the target payout, the Company must have achieved at least target level performance for the Company Performance Criteria and, if applicable, the Segment Performance Criteria applicable to such participant. If such performance levels are achieved, the payout above target with respect to the Individual Performance Criteria would be calculated based on the percentage increase in payout above target achieved for the portion of the MIP attributable for the participant to the Company Performance Criteria and, if applicable, the Segment Performance Criteria.

The Company Performance Criteria for 2014 was based on the achievement of adjusted earnings per share (“Adjusted EPS”, a non-GAAP financial measure) for the Company. The Segment Performance Criteria for 2014 was based on the achievement of adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”, a non-GAAP financial measure) for the applicable business segment being measured. Adjusted EPS is calculated by adjusting net income for certain items not considered to be part of regular operating activities, and then applying the Company’s effective income tax rate, then dividing by the Company’s weighted average diluted share count, as publicly reported. Adjusted EBITDA is calculated by adding back to net income for the applicable business segment the amount of interest, tax, depreciation, amortization, and stock compensation expense (or subtracting the benefit in the case of taxes) included to calculate net income and excluding certain items not considered by the Company to be part of regular operating activities.

We believe that using Adjusted EPS and Adjusted EBITDA performance metrics helps us achieve our objective to retain highly qualified talent and increase shareholder value by linking executive pay and company performance. Both measures or their constituent parts are regularly reported by the Company as a measure of our financial performance, together with GAAP financial measures. Both metrics facilitate internal comparisons to peer group industries in general by addressing capital structures and cost of capital (which affect interest expense) and taxation and book depreciation of facilities and equipment (which affect relative depreciation expense). By using a company-wide Adjusted EPS metric for our participants whose day-to-day responsibilities are not primarily associated with a particular business segment but rather with the Company as a whole, including Messrs. Enzor, Troy and Wilson, we encourage those participants to employ a focus on performance across our business segments and evaluate risks and opportunities based on the circumstances of the Company as a whole, incentivizing them to balance competing demands on the Company’s resources in the manner believed to be most beneficial for the Company as a whole. By weighting performance criteria for participants whose day-to- day responsibilities are primarily with respect to a particular business segment, including Messrs. Giroir and Strutz, more heavily towards the Segment Performance Criteria while still maintaining a portion measured by Company Performance Criteria, we are able to incentivize those managers to maintain their primary focus on the segments in which they operate while at the same time increasing their investment in the performance of the Company as a whole. Finally, by establishing Individual Performance Criteria we are able to incentivize and measure each participant’s contribution more fully to the success of their business segment, if any, as well as the Company as a whole as well as motivate those individuals to achieve goals either tied to the other performance criteria or other priorities identified by the Compensation Committee beyond those encompassed in measures tied to specific financial performance metrics.

The 2014 MIP had a minimum financial threshold for the Company Performance Criteria and the Segment Performance Criteria, below which there would be no payout of an amount relating to the criteria. The achievement of those criteria were determined and earned independently of one another for participants whose payout eligibility was comprised of both criteria. There was no minimum achievement threshold for the Individual Performance Criteria, with award achievement calculated instead by the number of individual goals substantially achieved. The table below reflects for each named executive officer the percentage of his target award achievable pursuant to the performance criteria applicable to his award, the performance required to achieve the threshold, target, and maximum payout where applicable based on those performance goals, and the actual percentage of performance metric achieved for 2014.

			Performance Required to Achieve MIP % Indicated
NEO	Performance Metric	Weight (% of Target Bonus)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Achievement (% of Performance Metric)
Gary R. Enzor	Consolidated Adjusted EPS	80%	$0.73	$0.76	$0.82	83.3%
	Individual Criteria	20%	—	—	—	70.0%

Joseph J. Troy	Consolidated Adjusted EPS	80%	$0.73	$0.76	$0.82	83.3%
	Individual Criteria	20%	—	—	—	60.0%

Scott D. Giroir	Segment Adjusted EBITDA	60%	$24.5 million	$25.8 million	$27.1 million	107.7%
	Consolidated Adjusted EPS	30%	$0.73	$0.76	$0.82	83.3%
	Individual Criteria	10%	—	—	—	60.0%

Randall T. Strutz	Segment Adjusted EBITDA	60%	$82.9 million	$84.3 million	$85.7 million	142.9%
	Consolidated Adjusted EPS	30%	$0.73	$0.76	$0.82	83.3%
	Individual Criteria	10%	—	—	—	80.0%

John T. Wilson	Consolidated Adjusted EPS	80%	$0.73	$0.76	$0.82	83.3%
	Individual Criteria	20%	—	—	—	80.0%

The total 2014 MIP awards to each named executive officer, which are reflected in the summary compensation table in the “Non-Equity Incentive Plan Compensation” column, were as set forth below:

Named Executive Officer	2014 MIP Award	2014 MIP Award as a Percentage of Target 2014 MIP Award
Gary R. Enzor	$342,833	80.7%
Joseph J. Troy	$141,600	78.7%
Scott D. Giroir	$112,348	95.6%
Randall T. Strutz	$157,296	118.7%
John T. Wilson	$113,667	82.7%

In addition to the payment made under the 2014 MIP, the Compensation Committee also recognized Mr. Troy’s service, in addition to his other duties, for the majority of 2014 as interim president of the energy logistics business segment while the Company searched for a new president for that segment. It determined to pay Mr. Troy an additional bonus of $150,000 for his service, which amount is separately reflected in the summary compensation table as “Bonus”.

2015 MIP

For the 2015 MIP, the Compensation Committee has determined to maintain the structural components of the 2014 MIP, including the Company Performance Criteria, Segment Performance Criteria, and Individual Performance Criteria, with those criteria updated for 2015. In addition, the weighting of those criteria with respect to participants, including with respect to the named executive officers, remains the same as in 2014.

Equity Compensation

The Compensation Committee believes that equity incentives are a key component of at-risk compensation and help further our growth and success by permitting our executive officers, employees and directors to acquire shares of common stock, thereby increasing their personal stake in the Company’s growth and success. The Compensation Committee also believes that equity awards are an effective way to align the interests of management and our shareholders, as well as serving as a retention tool and encouraging a longer-term perspective. Equity awards can also balance short-term risk-taking incentives created through business segment-specific cash incentive compensation.

The Compensation Committee believes that awards tied directly to the achievement of long-term performance objectives even more closely aligns the interests of management with the long-term performance of the Company. Beginning in 2014, based on its review of the executive compensation programs, and input from our shareholders, from Meridian, and from Company management, the Compensation Committee made the following adjustments to those programs:

i.	increased the proportion of each named executive officer’s compensation that is based on the achievement of performance objectives set by the Compensation Committee; and

ii.	restructured the annual equity incentive program to incorporate both a time-based component and a performance-based component that is earned through the achievement of multi-year performance objectives set by the Compensation Committee.

The Compensation Committee approves all equity awards for our executive officers and determines the effective date of such awards. The Compensation Committee awards equity both through the Company’s annually awarded long-term incentive program as well as through stand alone grants made from time to time.

All grants made in 2014 and 2015 under the annual equity incentive programs described below were made pursuant to the governing documents related to our 2012 Equity Incentive Plan, which was approved by our shareholders on May 30, 2012 (the “2012 Equity Incentive Plan”). As of March 31, 2015, there were 452,003 shares available for issuance under our 2012 Equity Incentive Plan.

Burn Rate Commitment

In 2012, the Compensation Committee committed that we would maintain a rolling three-year average burn rate under our 2012 Equity Incentive Plan not in excess of 2.50% for successive three-year periods, with the final period ending December 31, 2014. In calculating our compliance with this maximum burn rate commitment, we generally define “burn rate” as the number of shares subject to equity awards issued in a year as a percentage of our weighted average basic shares outstanding during such year. For the three years ended December 31, 2014, our rolling three-year average burn rate was 1.96%, as reflected below. While the Compensation Committee continues to consider shareholder dilution associated with equity awards, the burn rate commitment terminated with the period ending December 31, 2014 and we do not expect to continue to report information of this nature in the future.

Burn Rate For Three Years Ended December 31, 2014

	Number of Shares
Year	Option Awards	Restricted Stock Awards	Restricted Stock Unit Awards	Restricted Stock Unit Awards - Performance	Total	Basic Weighted Total Shares	Total Burn Rate
2012	210,450	182,344	—	—	392,794	26,502,010	1.48%
2013	334,600	256,814	—	—	591,414	26,559,674	2.23%
2014	—	19,000	203,584	375,584	598,168	27,538,657	2.17%

					Three Year Average		1.96%

Annual Equity Incentive Programs

The Compensation Committee’s primary program for equity awards is the Company’s long-term incentive plan (“LTIP”). As described above, the Compensation Committee has established target awards levels for the named executive officers, as a percentage of base salary. The target annual equity grant levels for 2014, stated as a percentage of base salary, are as follows:

Named Executive Officer	2014 Target annual equity grant as a percentage of base salary
Gary R. Enzor	150%
Joseph J. Troy	125%
Scott D. Giroir	75%
Randall T. Strutz	75%
John T. Wilson	75%

The 2015 target annual equity grants remained the same as a percentage of salary as the 2014 target annual equity grants.

2014 LTIP

For 2014, the Compensation Committee established an LTIP consisting of two award components, one a time-based restricted stock unit (“RSUs”) grant and the other a grant of performance shares based on the achievement of multi-year performance criteria established by the Compensation Committee. The Committee determined to issue RSUs and performance shares instead of restricted stock because of the potential tax advantages and greater flexibility in designing performance criteria afforded by those types of awards. The grant date value of the time-based RSUs together with the grant date value at target performance levels of performance shares approximates the individual annual LTIP target award levels for each named executive officer set forth above and approximates a 50:50 ratio between time-based restricted stock units and performance shares. The number of shares obtainable from the time-based RSUs by the named executive officers is set forth in the table below.

Named Executive Officer	2014 LTIP Time-Based RSU - Number of Shares
Gary R. Enzor	27,800
Joseph J. Troy	13,900
Scott D. Giroir	6,600
Randall T. Strutz	7,400
John T. Wilson	7,700

For the time-based RSU’s, the Compensation Committee established a three-year vesting schedule. One third of the amount of such award vested on the first and will vest on the second and third anniversaries of the grant date so long as a termination of service under circumstances described in the award agreement has not occurred.

The threshold, target and maximum number of shares achievable by the named executive officers under the 2014 LTIP based on the achievement of the performance standards applicable to those awards are set forth in the table below.

Named Executive Officer	2014 LTIP Performance Shares Grant - Number of shares achievable at threshold performance level	2014 LTIP Performance Shares Grant - Number of shares achievable at target performance level	2014 LTIP Performance Shares Grant - Number of shares achievable at maximum performance level
Gary R. Enzor	13,900	27,800	55,600
Joseph J. Troy	6,950	13,900	27,800
Scott D. Giroir	3,300	6,600	13,200
Randall T. Strutz	3,700	7,400	14,800
John T. Wilson	3,850	7,700	15,400

With respect to the award of performance shares, the Compensation Committee considered several potential alternative performance criteria. After considering these alternatives the Compensation Committee determined that the appropriate performance criteria for the 2014 LTIP was total free cash flow, a non-GAAP financial measure, measured over a cumulative three-year period ending on December 31, 2016. For purposes of the 2014 LTIP, free cash flow is defined as Adjusted EBITDA (as defined above), less net capital expenditures and less cash interest expense (“Free Cash Flow”). We believe that using a Free Cash Flow target links long-term incentive compensation to our long-term financial and operating performance goals.

It is possible to earn more or less than the target performance share award, with the actual number of shares earned to be based on the Company’s performance for the performance period in comparison to the Free Cash Flow target. For performance below 90% of the Free Cash Flow target, no portion of the performance shares would be earned. The participant would earn 50% of the target shares for performance at the minimum threshold of 90% of the Free Cash Flow target. For Free Cash Flow performance at the Free Cash Flow target, 100% of the award could be earned. The maximum number of shares that may be earned as a result of the performance share grant is 200% of the target shares, which is achievable if the Company’s Free Cash Flow for the performance period is 130% of the Free Cash Flow target. The number of shares earned for performance between the minimum performance level and the maximum performance level would be calculated based on a linear interpolation. The actual number of shares earned, other than in the case of death, disability or a change in control, will be determined by the Compensation Committee following the end of the performance period.

2015 LTIP

For the 2015 LTIP, the Compensation Committee has determined to maintain the structural components of the 2014 LTIP, including the usage of time-based RSUs and performance shares, the ratio between those two forms of grant, and the relevant vesting schedules. In addition, with respect to the performance shares, the Compensation Committee again established a three-year Free Cash Flow target, with the measurement period ending on December 31, 2017.

As with the 2014 LTIP, under the 2015 LTIP it is possible to earn more or less than the target performance share award, with the actual number of shares earned to be based on the Company’s performance for the performance period in comparison to the Free Cash Flow target. For performance below 90% of the Free Cash Flow target, no portion of the performance shares would be earned. The participant would earn 50% of the target shares for performance at the minimum threshold of 90% of the Free Cash Flow target. For Free Cash Flow performance at the Free Cash Flow target, 100% of the award could be earned. The maximum number of shares that may be earned as a result of the performance share grant is 200% of the target shares, which is achievable if the Company’s Free Cash Flow for the performance period is 110% of the Free Cash Flow target. The number of shares earned for performance between the minimum performance level and the maximum performance level would be calculated based on a linear interpolation. The actual number of shares earned, other than in the case of death, disability or a change in control, will be determined by the Compensation Committee following the end of the performance period.

Named Executive Officer	2015 LTIP Time-Based RSU - Number of Shares
Gary R. Enzor	40,300
Joseph J. Troy	20,200
Scott D. Giroir	9,500
Randall T. Strutz	10,700
John T. Wilson	11,100

Named Executive Officer	2015 LTIP Performance Shares Grant – Number of shares achievable at threshold performance level	2015 LTIP Performance Shares Grant - Number of shares achievable at target performance level	2015 LTIP Performance Shares Grant - Number of shares achievable at maximum performance level
Gary R. Enzor	20,150	40,300	80,600
Joseph J. Troy	10,100	20,200	40,400
Scott D. Giroir	4,750	9,500	19,000
Randall T. Strutz	5,350	10,700	21,400
John T. Wilson	5,550	11,100	22,200

2014 Stand Alone Grants

In addition to grants made under our LTIP, the Compensation Committee retains discretion to make grants outside of our annual incentive programs to Company executives, including our named executive officers, in connection with events such as hiring or promotion. In 2014, the Compensation Committee, following the compensation review conducted by Meridian, decided to make stand alone equity grants to certain employees, including the named executive officers, in recognition of the importance of those executives to the Company, the Compensation Committee’s new philosophy with respect to executive compensation, and as a retention tool. Mr. Enzor’s and Mr. Troy’s stand alone grants consist entirely of performance shares. The grants to the remaining named executive officers included an equal number of time-based RSUs and performance shares (at target performance levels). The stand alone grants are subject to the same terms and conditions, including the same three-year vesting schedule for time-based RSUs and the same three-year performance goal for performance shares, as the grants under the 2014 LTIP. The threshold, target and maximum number of shares achievable by the named executive officers under the stand alone grants based on the achievement of the performance standards applicable to those awards are set forth in the second table below.

Named Executive Officer	2014 Stand Alone Time-Based RSU - Number of Shares
Gary R. Enzor	—
Joseph J. Troy	—
Scott D. Giroir	12,500
Randall T. Strutz	12,500
John T. Wilson	12,500

Named Executive Officer	2014 Stand Alone Performance Grant - Number of shares achievable at threshold performance level	2014 Stand Alone Performance Shares Grant - Number of shares achievable at target performance level	2014 Stand Alone Performance Shares Grant - Number of shares achievable at maximum performance level
Gary R. Enzor	55,000	110,000	220,000
Joseph J. Troy	37,500	75,000	150,000
Scott D. Giroir	6,250	12,500	25,000
Randall T. Strutz	6,250	12,500	25,000
John T. Wilson	6,250	12,500	25,000

Retirement Plans

We maintain a 401(k) plan, which is generally available to employees including our named executive officers. Our 401(k) plan allows executives and other participants to defer income taxation on a portion of their compensation, subject to IRS regulations. We believe that a 401(k) plan with a discretionary matching feature is common for companies of our size and therefore essential to maintaining a compensation package competitive with other potential employers. We may make a discretionary contribution to the plan that is approved by the Compensation Committee. Differences in amounts of our 401(k) contributions reflected in the accompanying summary compensation table reflect the contribution decisions of individual officers.

Perquisites and Other Benefits

Senior management participates in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers. The sole perquisites currently provided to our named executive officers is additional group term life insurance for senior managers at or above the level of senior vice president and an expanded annual physical examination program for Messrs. Enzor, Strutz, Troy and Wilson. Although perquisites reflected in the accompanying summary compensation table include automobile and relocation expenses and allowances, we view these costs as expense reimbursements rather than personally enjoyed benefits of the recipients.

Forfeiture and Recoupment Policy

The Board has adopted a policy (sometimes called a “clawback policy”) relating to the forfeiture or recoupment of executive officer compensation in certain circumstances. If the Board determines misconduct by a current or former executive officer caused the Company to restate any financial statements filed with the SEC, the Board may require repayment or forfeiture of incentive compensation or equity awards to the extent that their amounts would have been lower based upon the restated financial statements or absent the misconduct. Any recoupment or forfeiture would be at the Board’s discretion and would be subject to applicable law and the Company’s benefit plans, policies and agreements.

Director and Executive Officer Stock Ownership and Retention Policy

We believe that our directors and our executive officers should have a meaningful equity interest in the Company. To promote equity ownership and further align the interests of our directors and executive officers with our shareholders, we have adopted share retention and ownership guidelines for our directors and executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a multiple of base salary ranging from three times base salary for the chief executive officer to two times base salary for other executive officers. For non-employee directors, the requirement is expressed as three times the annual cash retainer. Until the stock ownership guidelines are met, an executive officer or director is required to retain 65% of any applicable shares received under our equity compensation program, after satisfying tax withholding and exercise requirements. All of our directors and executive officers currently comply with this policy.

Policy Against Hedging

We have an insider trading policy that prohibits short sales and other hedging of our common stock by all of our directors and employees, including our named executive officers. Our insider trading policy also prohibits all of our directors and employees from purchasing our common stock on margin or holding any shares of our common stock in margin accounts. We believe that this policy helps ensure that our employees’ interests through stock ownership continue to align with our shareholders.

Tax Treatment

The Compensation Committee believes that it is generally in our best interests to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee has taken actions it believes appropriate to preserve the deductibility of compensation where possible. The 2012 Equity Incentive Plan permits incentive programs incorporating performance measures, such as the 2014 MIP and 2015 MIP, that facilitate the future deductibility of cash compensation. Notwithstanding its desire that compensation be deductible, the Compensation Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

COMPENSATION RISK ASSESSMENT

We believe that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We have evaluated our compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature, including a review of plan design, business drivers and performance measures. Cash-based incentive compensation plan design varies across business segments based on differing goals established for business segments. Cash-based incentive compensation targets are set based in part upon overall company performance goals even for individuals with award opportunities based in part upon business-level goals. The mix of equity awards in our incentive program that includes “full value” awards, such as restricted stock units, also mitigates risk. The multi-year vesting and the performance based criteria of our 2014 and 2015 equity awards properly accounts for the time horizon of risk.

The Company’s compensation structure includes key risk-mitigating factors: approval of executive compensation by a committee of independent directors, long-term incentive awards aligned with shareholder interests and annual cash-based incentive awards that include company-wide performance measures and not just business-level measures. We believe that our stock ownership and retention and forfeiture and recoupment policies also mitigate risks inherent in equity and performance-based compensation. Stock ownership and equity award retention at the significant levels required by our policy help align the financial interests of directors and executive officers with the long-term interests of our stock holders. Our forfeiture and recoupment policy reduces incentive for financial manipulation for short-term gain as it may facilitate recovery from a manipulative officer of his or her benefit from the manipulation.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee determines our compensation policies and forms and amounts of compensation provided to our directors and officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review of its Compensation Discussion and Analysis and discussion with management, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE

Thomas R. Miklich, Chair

Richard B. Marchese

Alan H. Schumacher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Messrs. Miklich, Marchese and Schumacher. None of these individuals served as an executive officer or employee of QDI during 2014 or currently. During 2014, there were no and currently are no compensation committee interlocks between us and other entities involving our executive officers and Board members who serve as executive officers or Board members of such other entities.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Our named executive officers’ employment agreements may require us to make payments and provide benefits to these executives in the event of a termination of their employment or of a change in control. Amendments to the employment agreements for each of the named executive officers were executed in 2014 to reflect the compensation adjustments implemented that year by the Compensation Committee. In addition, an amendment to Mr. Troy’s employment agreement was executed in 2015 to reflect certain changes in the severance and other benefits. The named executive officers also have the rights available to all recipients of awards under our equity incentive plans.

Severance

Each of the named executive officer’s employment agreements continues until terminated in accordance with its termination provisions. The circumstances under which the executive employment agreements may be terminated are as follows:

•

Each of the agreements permits us to terminate the named executive officer’s employment without “Cause”. For Mr. Enzor termination would be effective upon thirty (30) days prior written notice. For Mr. Giroir, termination would be effective upon fifteen (15) days prior written notice. For all other named executive officers, the termination can be with immediate effect upon notice to the named executive officer.

•

Each named executive officer may terminate his employment agreement with immediate effect upon notice to us, except for Mr. Giroir, where such termination would be effective upon fifteen (15) days prior written notice.

•	Each named executive officer may terminate his employment agreement for “Good Reason” upon notice to the Company subject to an opportunity to cure in certain instances.

•	Each of the employment agreements may be terminated by us for “Cause” upon notice of termination subject to an opportunity to cure in certain instances.

•	Each of the employment agreements terminates with immediate effect upon the death or physical or mental disability of the named executive officer.

The amounts and benefits payable to each executive upon the termination of the executive’s employment in accordance with his employment agreement depend upon the nature of termination. Each executive employment agreement also contains restrictive covenants including non-competition, confidentiality, employee non-solicitation and customer non-solicitation clauses to protect the Company. The non-competition and non-solicitation provisions protect the Company during the period of employment and for a defined period following employment equal to two years for Mr. Enzor and one year for all other named executive officers.

Regardless of the reason for termination, a named executive officer is entitled to:

•	base salary through the termination date

•	the balance of any awarded but as yet unpaid annual cash bonus or other incentive awards for any fiscal year prior to the fiscal year of the termination date

•	any vested but not forfeited benefits on the termination date under the Company’s employee benefit plans in accordance with the terms of such plans and

•	any benefit continuation and conversion rights to which the named executive officer is entitled under the Company’s employee benefit plans.

If an executive employment agreement is terminated without “Cause” by the Company or terminated for “Good Reason” by the named executive officer, the named executive officer is also entitled to:

•

An amount equal to annual cash bonus for the portion of the year worked, at target prorated from the first day of the fiscal year through the termination date, which is payable in the following year at the same time as annual cash bonuses are normally paid to similarly situated executives.

•

If participating in the Company’s medical benefits at the time of termination, Company-provided medical benefits for the named executive officer (and his or her eligible dependents) at active employee contribution rates for fifty-two weeks following the termination date, except that Mr. Enzor and Mr. Troy are entitled to such benefits for 2 years.

•

An amount equal to base salary payable in accordance with the normal payroll cycles of the Company for fifty-two weeks following the termination date for the named executive officer, except that Mr. Enzor and Mr. Troy are entitled to such base salary payments for 2 years.

Further, under the terms of the award agreements for the 2014 LTIP and 2015 LTIP performance shares, vesting is accelerated upon termination without “Cause” by the Company or by the named executive officer for “Good Reason” if the termination occurs on or after the last day of the first year in the performance period based upon the number of full months elapsed from the grant date through the termination date. In the case of Mr. Enzor, he is also entitled to the accelerated vesting of all unvested shares of restricted stock and time-based restricted stock units (including a pro rata portion of any granted for the calendar year of termination), of performance shares granted under the 2014 LTIP and as a Stand Alone Grant based on level achievement of the performance criteria for such grants through the date of termination, and of all options that would otherwise have vested during the calendar year of termination vest upon the termination date.

In the case of Messrs. Enzor, Troy, Giroir and Strutz, if the reason for termination of employment is the death or disability of the named executive officer, the executive, or his estate or representative, is entitled to an amount equal to annual cash bonus at target prorated from the first day of the year of death or disability through the termination date, payable in the following year at the same time such annual cash bonuses are normally paid to senior executives of the Company.

Receipt of severance is contingent upon the named executive officer entering into a general release agreement with the Company.

Change in Control

We believe the interests of our shareholders will be best served if their interests and the interests of our senior management are aligned, and providing change in control benefits should reduce the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

A change in control by itself does not trigger any benefit to any of the named executive officers under their employment agreements. Rather, they would be entitled to cash severance payments only if terminated without “Cause” or they resign for “Good Reason”.

Any unvested shares of restricted stock and options granted prior to May 30, 2012 were granted under the terms of our 2003 Stock Option Plan and our 2003 Restricted Stock Incentive Plan, and automatically vest upon the first anniversary of a change in control or the earlier termination of the employment of the award recipient following the change in control, unless employment is terminated for “Cause” in either case.

Vesting for awards of stock options, restricted stock and restricted stock units that have been granted under the 2012 Equity Incentive Plan is accelerated following a change in control only if the 2012 Equity Incentive Plan does not become an obligation of the successor entity or the participant incurs a termination of service without “Cause” or for “Good Reason” following the change in control, except as provided in the individual award agreements.

Vesting of the 2014 LTIP and 2015 LTIP performance shares is accelerated upon a change in control based upon the number of full months elapsed from the grant date through the change in control date.

Estimated Value

Below are estimates of payments owed and values of accelerated equity awards and other benefits required to be provided to the named executive officers under their respective employment agreements and equity incentive plan awards, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event identified below occurred on December 31, 2014. For clarity of the presentation, the value of restricted stock units, including performance shares, accelerating upon a Change in Control without any other condition are reflected only as combined with other benefits in rows entitled “Change in Control Plus One Year” and “Change in Control Plus Termination without Cause or for Good Reason.” Certain differences in obligations to the named executive officers if identified events occur following December 31, 2014 are reflected in notes to the table.

Name and Principal Position	Triggering Event	Cash Severance ($)		Accelerated Stock Option Awards ($)		Accelerated Restricted Stock and Stock Unit Awards ($)		Medical Insurance Premiums ($)		Total ($)
Gary R. Enzor Chairman and Chief Executive Officer	Termination: without Cause(1) or for Good Reason(2)	1,425,000	(3)	—	(4)	3,625,314	(5)	25,480	(6)	5,075,794
	Termination: for Cause(1) or without Good Reason(2)	—		—		—		—		—
	Termination: death or disability	425,000	(7)	—		—		—		425,000
	Change in Control(8) Plus One Year(9)	—		4,900		3,322,074		—		3,326,974
	Change in Control(8) Plus Termination without Cause(1) or for Good Reason(2)	1,425,000	(3)	194,596		3,625,314		25,480	(6)	5,270,390
Joseph J. Troy Executive Vice President and Chief Financial Officer	Termination: without Cause(10) or for Good Reason(11)	480,000	(3)	—		315,299		11,516	(6)	806,815
	Termination: for Cause(10) or without Good Reason(11)	—		—		—		—		—
	Termination: death or disability	180,000	(7)	—		—		—		180,000
	Change in Control(8) Plus One Year	—		3,675		533,419		—		573,094
	Change in Control(8) Plus Termination without Cause(10) or for Good Reason(11)	480,000	(3)	88,539		669,079		11,516	(6)	1,249,134
Scott D. Giroir President – Boasso America Corporation	Termination: without Cause(12) or for Good Reason(13)	352,500	(3)	—		67,741		11,516	(6)	431,757
	Termination: for Cause(12) or without Good Reason(13)	—		—		—		—		—
	Termination: death or disability	117,500	(7)	—		—		—		117,500
	Change in Control(8) Plus One Year	—		3,675		302,619		—		306,294
	Change in Control(8) Plus Termination without Cause(12) or for Good Reason(13)	352,500	(3)	54,531		384,015		11,516	(6)	802,562
Randall T. Strutz President – Quality Carriers	Termination: without Cause(10) or for Good Reason(13)	397,500	(3)	—		70,579		7,205	(4)	475,284
	Termination: for Cause(10) or without Good Reason(13)	—		—		—		—		—
	Termination: death or disability	132,500	(7)	—		—		—		132,500
	Change in Control(8) Plus One Year	—		3,063		331,791		—		334,853
	Change in Control(8) Plus Termination without Cause(10) or for Good Reason(13)	397,500	(3)	43,623		397,227		7,205	(6)	845,554
John T. Wilson Senior Vice President, General Counsel, and Secretary	Termination: without Cause(10) or for Good Reason(11)	412,500	(3)	—		71,643		4,256	(6)	488,399
	Termination: for Cause(10) or without Good Reason(13)	—		—		—		—		—
	Termination: death or disability	137,500	(7)	—		—		—		137,500
	Change in Control(8) Plus One Year	—		—		286,571		—		286,571
	Change in Control(8) Plus Termination without Cause(10) or for Good Reason(11)	412,500	(3)	48,360		417,177		4,256	(6)	882,293

(1)	“Cause” is defined in Mr. Enzor’s employment agreement as our good faith finding of Mr. Enzor’s failure to satisfactorily perform his assigned duties as a result of material dishonesty, gross negligence or intentional misconduct, Mr. Enzor’s conviction or pleading of guilty or nolo contendere to any crime involving moral turpitude or any felony or a material breach of the agreement not cured within thirty days after written notice to Mr. Enzor.
(2)	“Good Reason” is defined in Mr. Enzor’s employment agreement as a material breach of the agreement by the Company not cured to Mr. Enzor’s reasonable satisfaction within thirty days after written notice, a material diminution in duties or authority caused by us, a change in reporting assignment, an involuntary relocation by more than 50 miles of the principal place of business or our failure to carry at least $10 million in directors’ and officers’ liability insurance or to insure Mr. Enzor.
(3)	Cash severance is an amount equal to base annual salary for one year (two years, in the case of Mr. Enzor) following termination, payable in accordance with the Company’s regular payroll practices. The 2015 amendment of Mr. Troy’s employment agreement provides cash severance in an amount equal to base annual salary for two years, rather than the one-year period in effect prior to that amendment. In addition, each executive receives a pro-rated payment under our cash-based management incentive program for the year of termination in an amount equal to the executive’s target award prorated from the first day of the year of termination through termination date, payable at the same time as cash bonuses are normally paid to executives. If cash severance is calculated as of December 31, 2014 utilizing higher 2015 base salary and target bonus amounts (and in the case of Mr. Troy, utilizing a two-year period instead of one), then the named executive officers would be entitled to the following cash amounts: Mr. Enzor - $1,567,500, Mr. Troy - $910,000, Mr. Giroir - $397,500, Mr. Strutz - $450,000 and Mr. Wilson - $431,250.
(4)	Under Mr. Enzor’s employment agreement, all options that would otherwise have vested during the calendar year of his termination of employment automatically vest upon termination. If Mr. Enzor was terminated January 1, 2015, options with a value of $68,132 would have vested on that date.
(5)	Under Mr. Enzor’s employment agreement, all shares of restricted stock and time-based restricted stock units held by Mr. Enzor that have not yet vested would vest automatically upon termination. In addition, the performance shares granted to Mr. Enzor under the 2014 LTIP and as a Stand Alone Grant would vest, based on level achievement of the performance criteria for such grants through the date of termination. The amount reflected in the table assumes a determination of the performance criteria consistent with the achievement of the maximum number of performance shares achievable.
(6)	The Company is obligated to provide medical insurance for one year (two years, in the case of Mr. Enzor) following termination. In 2015, Mr. Troy’s employment agreement was amended to obligate the Company to provide medical insurance for two years instead of one.
(7)	Cash severance is an amount equal to annual cash bonus at target prorated from the first day of the year of termination through termination date.
(8)	Change in Control is defined under the 2003 Stock Option Plan, the 2003 Restricted Stock Incentive Plan and Mr. Enzor’s employment agreement as a dissolution, liquidation, reorganization, merger or consolidation where the Company is not the surviving corporation, or a sale of all or substantially all of the capital stock or assets of the Company. Change in Control is defined under the 2012 Equity Incentive Plan as an acquisition by any person of 35% or more of the combined voting power of the Company’s voting securities, members of the Board ceasing for any reason in any 12-month period to constitute a majority of the Board, any merger or consolidation if Company shareholders do not own more than 50% of the combined voting power of the resulting entity’s voting securities, or a complete liquidation, dissolution or sale of all or substantially all of the assets of the Company.
(9)	Following a Change in Control event, if Mr. Enzor is terminated without Cause by the Company or resigns with Good Reason within one year of such event, Mr. Enzor is entitled under his employment agreement to receive the greater of the payments and benefits upon termination under his employment agreement, or the change-of-control benefits provided to any executive at the senior vice president level.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation to our named executive officers for 2014, 2013 and 2012.

Name and Principal Position	Year		Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Gary R. Enzor	2014		480,000	—	2,237,256	—	342,833	6,608	3,066,697
Chairman and Chief Executive Officer	2013		410,000	—	246,240	246,240	—	6,386	908,866
	2012		402,500	32,500	528,184	226,632	—	8,036	1,197,852

Joseph J. Troy	2014		295,000	150,000	1,388,828	—	141,600	3,274	1,978,702
Executive Vice President and Chief Financial Officer	2013		275,000	—	110,160	114,160	—	6,443	501,763
	2012		270,673	20,000	236,529	104,937		4,627	636,766

Scott D. Giroir	2014		232,000	—	516,082	—	112,348	13,300	873,730
President – Boasso America Corporation	2013		220,000	35,000	66,096	66,015	—	12,893	400,004
	2012		215,385	106,400	108,329	59,850	—	12,929	502,893

Randall T. Strutz	2014		252,000	—	537,698	—	157,296	3,561	950,555
President – Quality Carriers	2013		210,000	—	53,136	52,650	—	2,403	318,189
	2012		210,000	—	168,755	227,862	—	13,854	620,471

John T. Wilson	2014		270,000	—	545,804	—	113,667	7,219	936,690
Senior Vice President, General Counsel and Secretary	2013		250,000	12,500	62,856	62,775	—	2,745	390,876
	2012	(6)	105,769	7,500	106,500	264,400	—	7,623	491,792

(1)	Bonus amounts for Mr. Wilson and Mr. Giroir for 2013 and 2012 represent discretionary bonus amounts awarded by the Compensation Committee for the noted executive’s individual performance in 2013 and 2012, when no amounts were earned under the Company’s MIP programs as then in effect. Bonus amounts for Messrs. Enzor and Troy for 2012 represent discretionary bonus amounts awarded by the Compensation Committee for the noted executive’s individual performance in 2012, when no amounts were earned under the Company’s MIP programs as then in effect.
(2)	The assumptions used in determining the compensation expense under Financial Accounting Standards Board ASC 718 (“ASC 718”) can be found in Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Stock Award amounts for 2014, 2013 and 2012 equal the aggregate grant date fair value pursuant to ASC 718 for the restricted stock grants in 2013 and 2012 and restricted stock unit grants in 2014. Amounts for 2014 include the grant date fair value of performance shares (also referred to as restricted stock units subject to multi-year performance conditions) based upon the outcomes deemed probable as of the grant date, excluding the effect of any estimated forfeitures, which correspond to the vesting of the target number of units comprising the performance shares. If the conditions for the highest level of performance are achieved, the value of the awards would be $3,723,356 for Mr. Enzor, $2,402,078 for Mr. Troy, $516,082 for Mr. Giroir, $537,698 for Mr. Strutz and $545,804 for Mr. Wilson.
(4)	Option Award amounts for 2013 and 2012 equal the aggregate grant date fair value pursuant to ASC 718 for the stock option grants in 2013 and 2012. There were no option awards granted in 2014.
(5)	Amounts shown for 2014, 2013 and 2012 represent employer contributions to the 401(k) plan and employer paid premiums for group term life insurance. In addition, Mr. Enzor received golf membership dues of $2,861 in 2014. Mr. Giroir received a car allowance of $10,200, $10,200 and $9,738 in 2014, 2013, and 2012, respectively. Mr. Strutz received relocation expenses of $10,077 in 2012 and Mr. Wilson received relocation expenses of $4,356 in 2014 and $6,922 in 2012. In 2014, the Company incurred costs for an executive physical for Mr. Strutz of $674. In 2013 and 2012, the Company incurred costs for executive physicals for Mr. Enzor of $2,823 and $4,294, respectively, and for Mr. Troy of $3,243 and $1,485, respectively.
(6)	Mr. Wilson joined the Company on July 9, 2012.

Grants of Plan-Based Awards During Fiscal Year-Ended 2014

The following table and footnotes provide information about equity awards granted to the named executive officers in 2014 as well as the range of potential payouts under the 2014 MIP, our non-equity incentive program.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary R. Enzor	—	(1)	212,500	425,000	850,000	—	—	—	—	—
	03/07/2014	(2)	—	—	—	—	—	—	27,800	375,578	(3)
	03/07/2014	(4)	—	—	—	13,900	27,800	55,600	—	375,578	(3)
	03/07/2014	(5)	—	—	—	55,000	110,000	220,000	—	1,486,100	(3)
Joseph J. Troy	—	(1)	90,000	180,000	360,000	—	—	—	—	—
	03/07/2014	(2)	—	—	—	—	—	—	13,900	187,789	(3)
	03/07/2014	(4)	—	—	—	6,950	13,900	27,800	—	187,789	(3)
	03/07/2014	(5)	—	—	—	37,500	75,000	150,000	—	1,013,250	(3)
Scott D. Giroir	—	(1)	58,750	117,500	235,000	—	—	—	—	—
	03/07/2014	(2)	—	—	—	—	—	—	6,600	89,166	(3)
	03/07/2014	(6)	—	—	—	—	—	—	12,500	168,875	(3)
	03/07/2014	(4)	—	—	—	3,300	6,600	13,200	—	89,166	(3)
	03/07/2014	(5)	—	—	—	6,250	12,500	25,000	—	168,875	(3)
Randall T. Strutz	—	(1)	66,250	132,500	265,000	—	—	—	—	—
	03/07/2014	(2)	—	—	—	—	—	—	7,400	99,974	(3)
	03/07/2014	(6)	—	—	—	—	—	—	12,500	168,875	(3)
	03/07/2014	(4)	—	—	—	3,700	7,400	14,800	—	99,974	(3)
	03/07/2014	(5)	—	—	—	6,250	12,500	25,000	—	168,875	(3)
John T. Wilson	—	(1)	68,750	137,500	275,000	—	—	—	—	—
	03/07/2014	(2)	—	—	—	—	—	—	7,700	104,027	(3)
	03/07/2014	(6)	—	—	—	—	—	—	12,500	168,875	(3)
	03/07/2014	(4)	—	—	—	3,850	7,700	15,400	—	104,027	(3)
	03/07/2014	(5)	—	—	—	6,250	12,500	25,000	—	168,875	(3)

(1)	Reflects the threshold, target, and maximum payouts under the Company’s 2014 MIP. Additional elements of this plan are described in our Compensation Discussion and Analysis under “2014 MIP”.
(2)	Reflects restricted stock units granted under the 2014 LTIP pursuant to the Company’s 2012 Equity Incentive Plan. Additional information regarding these grants is included in our Compensation Discussion and Analysis under “2014 LTIP”.
(3)	Represents the grant date fair value of each equity award computed under ASC 718.
(4)	Reflects performance shares granted under the 2014 LTIP pursuant to the Company’s 2012 Equity Incentive Plan. These performance shares vest based upon performance criteria for a three-year period ended December 31, 2016 and further described in our Compensation Discussion and Analysis under “2014 LTIP.”
(5)	Reflects performance shares granted on a stand alone basis pursuant to the Company’s 2012 Equity Incentive Plan. These performance shares vest based upon performance criteria for a three-year period ended December 31, 2016 and further described in our Compensation Discussion and Analysis under “2014 Stand Alone Grants”.
(6)	Reflects restricted stock units granted on a stand alone basis pursuant to the Company’s 2012 Equity Incentive Plan. Additional information regarding these grants is included in our Compensation Discussion and Analysis under “2014 Stand Alone Grants”.

We refer you to the “Compensation Discussion and Analysis” and the “Severance and Change in Control Benefits” sections of this proxy statement as well as the corresponding footnotes to the tables for additional material factors necessary for an understanding of the compensation detailed in the above tables.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table provides information on the holdings of stock options and stock awards by the named executive officers at December 31, 2014. This table includes unexercised and unvested option awards and unvested stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares that have not Vested (#) (2)	Market Value of Shares of Stock that have not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Gary R. Enzor	8,560	—	1.25	3/11/2019	—	—	—	—	—
	250,000	—	3.82	11/4/2019	—	—	—	—	—
	15,000	5,000	9.66	1/21/2021	—	—	—	—	—
	14,200	14,200	12.82	2/13/2022	—	—	—	—	—
	15,200	45,600	6.48	1/2/2023	—	—	—	—	—
	—	—	—	—	2/13/2012	8,825	93,898	—	—
	—	—	—	—	1/2/2013	28,500	303,240	—	—
	—	—	—	—	3/7/2014	27,800	295,792	—	—
	—	—	—	—	3/7/2014	—	—	68,900	733,096
								—	—
Joseph J. Troy	100,000	—	6.52	8/2/2020	—	—	—	—	—
	11,250	3,750	9.66	1/21/2021	—	—	—	—	—
	6,575	6,575	12.82	2/13/2022	—	—	—	—	—
	6,800	20,400	6.48	1/2/2023	—	—	—	—	—
	—	—	—	—	1/21/2011	2,500	26,600	—	—
	—	—	—	—	2/13/2012	4,100	43,624	—	—
	—	—	—	—	1/2/2013	12,750	135,660	—	—
	—	—	—	—	3/7/2014	13,900	147,896	—	—
	—	—	—	—	3/7/2014	—	—	44,450	472,948
								—	—
Scott D. Giroir	10,000	—	2.47	1/29/2019	—	—	—	—	—
	15,000	—	3.82	11/4/2019	—	—	—	—	—
	11,250	3,750	9.66	1/21/2021	—	—	—	—	—
	3,750	3,750	12.82	2/13/2022	—	—	—	—	—
	4,075	12,225	6.48	1/2/2023	—	—	—	—	—
	—	—	—	—	1/21/2011	625	6,650	—	—
	—	—	—	—	2/13/2012	2,350	25,004	—	—
	—	—	—	—	1/2/2013	7,650	81,396	—	—
	—	—	—	—	3/7/2014	19,100	203,224	—	—
	—	—	—	—	3/7/2014	—	—	9,550	101,612
								—	—
Randall T. Strutz	9,375	3,125	9.66	1/21/2021	—	—	—	—	—
	3,450	3,450	12.82	2/13/2022	—	—	—	—	—
	10,000	10.000	13.88	3/28/2022	—	—	—	—	—
	3,250	9,750	6.48	1/2/2023	—	—	—	—	—
	—	—	—	—	2/13/2012	2,150	22,876	—	—
	—	—	—	—	3/28/2012	2,500	26,600	—	—
	—	—	—	—	1/2/2013	6,150	65,436	—	—
	—	—	—	—	3/7/2014	19,900	211,736	—	—
	—	—	—	—	3/7/2014	—	—	9,950	105,868
								—	—
John T. Wilson	7,500	20,000	10.65	7/9/2022	—	—	—	—	—
	3,875	11,625	6.48	1/2/2023	—	—	—	—	—
	—	—	—	—	7/9/2012	5,000	53,200	—	—
	—	—	—	—	1/2/2013	7,275	77,406	—	—
	—	—	—	—	3/7/2014	20,200	214,928	—	—
	—	—	—	—	3/7/2014	—	—	10,100	107,464

(1)	Mr. Enzor’s unvested options expiring January 21, 2021 vest 100% on January 21, 2015. Mr. Enzor’s unvested options expiring February 13, 2022 vest 50% on each February 13 beginning February 13, 2015. Mr. Enzor’s unvested options expiring January 2, 2023 vest 33.3% on each January 2 beginning January 2, 2015.

Mr. Troy’s unvested options expiring January 21, 2021 vest 100% on January 21, 2015. Mr. Troy’s unvested options expiring February 13, 2022 vest 50% on each February 13 beginning February 13, 2015. Mr. Troy’s unvested options expiring January 2, 2023 vest 33.3% on each January 2 beginning January 2, 2015.

Mr. Giroir’s unvested options expiring January 21, 2021 vest 100% on January 21, 2015. Mr. Giroir’s unvested options expiring February 13, 2022 vest 50% on each February 13 beginning February 13, 2015. Mr. Giroir’s unvested options expiring January 2, 2023 vest 33.3% on each January 2 beginning January 2, 2015.

Mr. Strutz’s unvested options expiring January 21, 2021 vest 100% on January 21, 2015. Mr. Strutz’s unvested options expiring February 13, 2022 vest 50% on each February 13 beginning February 13, 2015. Mr. Strutz’s unvested options expiring March 28, 2022 vest 50% on each March 28 beginning March 28, 2015. Mr. Strutz’s unvested options expiring January 2, 2023 vest 33.3% on each January 2 beginning January 2, 2015.

Mr. Wilson’s unvested options expiring July 9, 2022 vest 50% on each July 9 beginning July 9, 2015. Mr. Wilson’s unvested options expiring January 2, 2023 vest 33.3% on each January 2 beginning January 2, 2015.

(2)	Mr. Enzor’s unvested shares of restricted stock awarded February 13, 2012, vest 50% on each February 13 beginning February 13, 2015. Mr. Enzor’s unvested restricted stock awarded January 2, 2013 vest 33.3% on each January 2 beginning January 2, 2015. Mr. Enzor’s unvested restricted stock units awarded March 7, 2014, vest 33.3% on each March 7 beginning March 7, 2015.

Mr. Troy’s unvested shares of restricted stock awarded January 21, 2011 vest 100% on January 21, 2015. Mr. Troy’s unvested shares of restricted stock awarded February 13, 2012, vest 50% on each February 13 beginning February 13, 2015. Mr. Troy’s unvested restricted stock awarded January 2, 2013 vest 33.3% on each January 2 beginning January 2, 2015. Mr. Troy’s unvested restricted stock units awarded March 7, 2014, vest 33.3% on each March 7 beginning March 7, 2015.

Mr. Giroir’s unvested shares of restricted stock awarded January 21, 2011 vest 100% on January 21, 2015. Mr. Giroir’s unvested shares of restricted stock awarded February 13, 2012, vest 50% on each February 13 beginning February 13, 2015. Mr. Giroir’s unvested shares of restricted stock awarded January 2, 2013 vest 33.3% on each January 2 beginning January 2, 2015. Mr. Giroir’s unvested restricted stock units awarded March 7, 2014, vest 33.3% on each March 7 beginning March 7, 2015.

Mr. Strutz’s unvested shares of restricted stock awarded February 13, 2012, vest 50% on each February 13 beginning February 13, 2015. Mr. Strutz’s unvested shares of restricted stock awarded March 28, 2012 vest 50% on each March 28, beginning March 28, 2015. Mr. Strutz’s unvested restricted stock awarded January 2, 2013 vest 33.3% on each January 2 beginning January 2, 2015. Mr. Strutz’s unvested restricted stock units awarded March 7, 2014, vest 33.3% on each March 7 beginning March 7, 2015.

Mr. Wilson’s unvested shares of restricted stock awarded July 9, 2012 vest 50% on each July 9 beginning July 9, 2015. Mr. Wilson’s unvested shares of restricted stock awarded January 2, 2013 vest 33.3% on each January 2 beginning January 2, 2015. Mr. Wilson’s unvested restricted stock units awarded March 7, 2014, vest 33.3% on each March 7 beginning March 7, 2015.

(3)	Market value was determined by multiplying the number of shares or units set forth in the preceding column by $10.64, the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2014, the last trading day of the year.

(4)	Reflects the aggregate number of performance shares that vest for each of the named executive officer at the threshold level of Equity Incentive Plan Awards reflected in “Grants of Plan-Based Awards During Fiscal Year-Ended 2014”. These performance shares vest based upon performance criteria for a three-year period ended December 31, 2016 and further described in our Compensation Discussion and Analysis under “2014 LTIP” and “2014 Stand Alone Grants”.

Option Exercises and Stock Vested During Fiscal Year-End 2014

The following table provides information on option exercises and stock award vesting during 2014 of named executive officers’ restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Gary R. Enzor	300,000	$2,771,180	37,462	$518,643
Joseph J. Troy	35,000	$273,371	19,050	$265,994
Scott D. Giroir	25,000	$229,969	8,100	$112,615
Randall T. Strutz	60,000	$357,585	7,825	$106,449
John T. Wilson	12,500	$41,976	4,925	$71,695

(1)	The reported value realized on exercise was calculated by multiplying the number of shares acquired on exercise by the difference between the exercise price per share and the market value per share of common stock on the date of exercise. The reported number of shares acquired does not reflect shares withheld to pay the exercise price of the options or related tax obligations and the reported value realized does not reflect related tax obligations.
(2)	The reported value realized on vesting was calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date. The reported number of shares acquired does not reflect shares withheld to pay related tax obligations and the reported value realized does not reflect related tax obligations.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP (“PwC”) served as our independent registered certified public accounting firm for 2014. The Audit Committee has selected PwC to serve as our independent registered certified public accounting firm for 2015. We are submitting our appointment of the independent registered certified public accounting firm for shareholder ratification at this annual meeting.

Our Articles and our Bylaws do not require that our shareholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its shareholders.

Representatives of PwC, who will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast with a quorum present is required for the ratification of our independent registered certified public accounting firm for 2015.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviews Quality Distribution’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the consolidated financial statements and for the public reporting process. PwC, our independent registered certified public accounting firm for 2014, was responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and its evaluation of the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2014 and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC that firm’s independence. Based on the considerations and the discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements for the year ended December 31, 2014 be included in our Annual Report on Form 10-K for 2014.

THE AUDIT COMMITTEE

Alan H. Schumacher, Chair

Richard B. Marchese

Thomas R. Miklich

FEES PAID TO INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

IN 2014 AND 2013

Our Audit Committee Charter requires that the Audit Committee be solely and directly responsible for the appointment, compensation, evaluation and oversight of the work of the independent auditors, including but not limited to, approving fees, evaluating the scope of the audit and pre-approving all audit and non-audit services. The aggregate fees billed by PwC were (in millions):

Type of Fees	2014	2013
Audit Fees(1)	$1.34	$1.37
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1.34	$1.37

(1)	The 2014 and 2013 audit fees include fees for our fiscal year-end audit, review of financial statements included in our Quarterly Reports on Form 10-Q and audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our executive compensation program has been designed to achieve certain key objectives, including: attracting, retaining and motivating talented executives; linking compensation to our financial performance and rewarding performance that meets or exceeds established goals; encouraging executives to become and remain long-term shareholders of our company; providing balanced incentives that do not promote excessive risk taking; and following corporate governance best practices. To this end, we believe the Company’s compensation program consists of an appropriate balance between fixed compensation and cash and equity incentive compensation that lead to increased Company performance and increases in shareholder value. We encourage shareholders to review the information under “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider that vote, and the Compensation Committee will evaluate whether any actions are appropriate in response.

The affirmative vote of the holders of a majority of the votes cast with a quorum present is required for advisory approval of the compensation of our named executive officers.

OUR BOARD RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Transactions involving the Company and its related parties are required by the Company’s written policies to be reported to and approved by the Audit Committee of the Board of Directors. The Audit Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company is not aware that, during 2014, any of its directors, executive officers or 10% shareholders failed to timely file any reports required to be filed by Section 16(a) of the Exchange Act except that a Form 4 for each independent director was filed on March 5, 2014 to reflect his or her annual grant of restricted stock for 2014.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2016 annual meeting must, pursuant to Rule 14a-8 of the Exchange Act, deliver a written copy of their proposal to our principal executive offices no later than December 26, 2015 (which is 120 calendar days before the anniversary of the date of this proxy statement). Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after May 28, 2016 (which is the anniversary of this year’s annual meeting), we must receive notice of the shareholder proposal within a reasonable time before we begin to print and mail our proxy materials. Additionally, pursuant to our Bylaws, we must receive notice of any director nomination or any shareholder proposal to be submitted at the 2016 annual meeting, whether or not it is desired to be included in our proxy statement, not less than 90 days nor more than 120 days prior to the meeting date, or within 10 days after disclosure of the meeting date if the meeting date is disclosed less than 90 days prior. Our Bylaws set forth the information that is required in a written notice of a director nomination or shareholder proposal. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal. All shareholder proposals should be sent to 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida, 33610, Attention: John T. Wilson, Corporate Secretary.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 28, 2015

The proxy statement, notice of annual meeting, proxy card and the Company’s 2014 annual report are available at the Annual Report and Proxy tab of the Investor Relations section of our website at www.qualitydistribution.com.

The annual meeting of shareholders will be held on Thursday, May 28, 2015, beginning at 8:00 a.m., Eastern Time, at the Hilton Garden Inn located at 10309 Highland Manor Drive, Tampa, Florida 33610. For directions to attend the annual meeting in person, please call (800) 282-2031.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that any other matters will be brought before the annual meeting. If, however, other matters are properly brought before the annual meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Holders of common stock are requested to vote via the internet or complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

By Order of the Board of Directors

Gary R. Enzor

Chairman and Chief Executive Officer

Dated: April 24, 2015

ANNUAL MEETING OF SHAREHOLDERS OF

QUALITY DISTRIBUTION, INC.

May 28, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2014 Annual Report are available at the

Annual Report and Proxy tab of the Investor Relations section of our website at www.qualitydistribution.com

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

¢	20503000300000000000 7	052914

0 ¢

PROXY

QUALITY DISTRIBUTION, INC.

4041 PARK OAKS BOULEVARD, SUITE 200

TAMPA, FLORIDA 33610

ANNUAL MEETING OF SHAREHOLDERS - May 28, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Quality Distribution, Inc. (the “Company”) hereby appoints Gary R. Enzor, Joseph J. Troy and John T. Wilson and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote, as designated below, all of the common stock of the Company held of record by the undersigned on April 10, 2015, at the Annual Meeting of Shareholders to be held at the Hilton Garden Inn, located at 10309 Highland Manor Drive, Tampa, Florida 33610, at 8:00 a.m., Eastern Time, on Thursday, May 28, 2015, or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 24, 2015, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxies will vote for election of a substitute nominee proposed by the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR each nominee in Proposal 1, FOR Proposal 2 and FOR Proposal 3. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.	THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT.
1. Election of Directors:			FOR	AGAINST	ABSTAIN
NOMINEES: FOR AGAINST ABSTAIN	2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Certified Public Accounting Firm for 2015:	☐	☐	☐
Gary R. Enzor ☐ ☐ ☐ Richard B. Marchese ☐ ☐ ☐ Thomas R. Miklich ☐ ☐ ☐ Annette M. Sandberg ☐ ☐ ☐ Alan H. Schumacher ☐ ☐ ☐
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
			FOR	AGAINST	ABSTAIN
	3.	Advisory approval of the compensation of the Company’s named executive officers:	☐	☐	☐
	4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.
YOUR VOTE IS IMPORTANT!
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢